Exhibit 99.1

REAL INDUSTRY REPORTS Second QUARTER 2015 RESULTS

Company to host conference call on August 17, 2015, at 4:30 p.m. EDT

SHERMAN OAKS, Calif., August 17, 2015 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

-	Revenues of $368.7 million
-	Real Alloy Adjusted EBITDA of $22.9 million
-	Multimillion dollar reduction in repurchase reserve liability

Outlook

-	During the quarter, Real Alloy achieved its operational and budgeted cash flow and Adjusted EBITDA objectives.
-	Real Industry is actively pursuing accretive growth of its platform.

Management Commentary

Craig Bouchard, Real Industry’s Chairman and CEO, stated, “In a difficult macroeconomic environment, our recently acquired subsidiary Real Alloy produced one of its better financial quarters in recent years. Thanks and appreciation go out to our 1,700 hard-working employees. The Six Sigma-led transition effort remains ahead of budget and timeline. As to the future, declining commodity prices, including the significant drop in aluminum prices and regional premiums, create problems for others, but uncommon investment opportunities for us. We are active in our pursuit of several such opportunities.”

Second Quarter 2015 Financial Highlights

Real Industry reported revenues of $368.7 million in the second quarter of 2015, which were driven by the first full quarter of performance by the Company’s two reporting segments, Real Alloy North America and Real Alloy Europe. This compares to Real Alloy’s (while under the ownership of Aleris Corporation) revenues of $394.9 million in the second quarter of 2014. Globally volumes were slightly increased over the prior period; however, the decrease in revenues was primarily a result of a decrease in the price of scrap aluminum.

Gross profit was $21.3 million, and gross margin was 5.8%. Adjusting for the impact of purchase accounting, which increased cost of sales, gross margin would have been 6.7%.

Real Industry reported a net loss attributable to the Company of $10.9 million in the second quarter of 2015, which was impacted by a number of one-time events, including a $6.3 million noncash expense associated with a change in the fair value of the Company’s warrant liability; $3.5 million in costs related with the amortization of purchase accounting adjustments to inventories; but positively impacted by a $4.6 million reversal of the Company’s allowance for repurchase reserve liability in discontinued operations, which resulted from its reassessment of its repurchase reserve exposure in light of the final decision of the New York State Court of Appeals in ACE Securities Corp. v. DB Structured Products, Inc.

Balance Sheet

At June 30, 2015, Real Industry’s cash and cash equivalents were $38.5 million, total debt was $341.3 million, and stockholders’ equity was $140.4 million.

Real Industry, Inc.	Page 2
August 17, 2015

Conference Call and Webcast Information

The Company will host a conference call at 4:30 p.m. ET on Monday, August 17, 2015, during which management will discuss the results of the second quarter ended June 30, 2015.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q2-2015. The webcast will be archived and accessible for approximately 30 days.

A replay will be available shortly after the call on the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Real Industry has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s and its subsidiaries’ expansion and business strategies; anticipated growth opportunities; the amount of capital-raising necessary to achieve those strategies; utilization of federal net operating loss tax carryforwards; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the Company’s ability to successfully identify, consummate and integrate acquisitions and/or other businesses; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation and indemnification matters, as well as demands by investment banks for defense, indemnity, and contribution claims; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; the Company’s ability to identify and recruit management; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

Real Industry, Inc.	Page 3
August 17, 2015

Real Industry, Inc.
Unaudited Condensed Consolidated Balance Sheets
	June 30,	December 31,
(In millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$38.5	$62.0
Trade accounts receivable, net	106.0	—
Financing receivable	52.2	—
Inventories	123.2	—
Deferred income taxes	—	5.1
Other current assets	13.1	1.0
Current assets of discontinued operations	0.1	18.0
Total current assets	333.1	86.1
Debt and equity offering costs	—	14.5
Property, plant and equipment	324.9	0.1
Intangible assets, net	20.8	0.1
Goodwill	84.5	—
Deferred income taxes	3.0	—
Other noncurrent assets	6.9	1.1
Noncurrent assets of discontinued operations	—	20.0
TOTAL ASSETS	$773.2	$121.9
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$128.0	$—
Accrued liabilities	51.3	7.1
Long-term debt due within one year	1.5	—
Deferred income taxes	0.4	—
Current liabilities of discontinued operations	0.3	8.1
Total current liabilities	181.5	15.2
Accrued pension benefits	45.7	—
Environmental liabilities	18.4	—
Long-term debt, net	339.8	—
Common stock warrant liability	11.1	5.6
Deferred income taxes	6.2	—
Other noncurrent liabilities	8.9	0.3
Noncurrent liabilities of discontinued operations	0.7	15.2
TOTAL LIABILITIES	612.3	36.3
Redeemable preferred stock	20.5	—
TOTAL STOCKHOLDERS' EQUITY	140.4	85.6
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$773.2	$121.9

Real Industry, Inc.	Page 4
August 17, 2015

Real Industry, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Revenues	$368.7	$—	$506.5	$0.1
Cost of sales	347.4	—	480.3	0.5
Gross profit (loss)	21.3	—	26.2	(0.4)
Operating costs	18.5	2.4	26.6	4.9
Operating profit (loss)	2.8	(2.4)	(0.4)	(5.3)
Nonoperating expense (income)	16.3	0.2	38.3	(0.6)
Loss from continuing operations before income taxes	(13.5)	(2.6)	(38.7)	(4.7)
Income tax expense (benefit)	0.2	(0.8)	(7.2)	(1.2)
Loss from continuing operations	(13.7)	(1.8)	(31.5)	(3.5)
Earnings from discontinued operations, net of income taxes	2.9	1.3	27.2	3.1
Net loss	(10.8)	(0.5)	(4.3)	(0.4)
Earnings attributable to noncontrolling interest	0.1	—	0.2	—
Net loss attributable to Real Industry, Inc.	$(10.9)	$(0.5)	$(4.5)	$(0.4)
EARNINGS (LOSS) PER SHARE
Basic and diluted earnings (loss) per share:
Continuing operations	$(0.53)	$(0.14)	$(1.32)	$(0.27)
Discontinued operations	0.11	0.10	1.10	0.24
Basic and diluted loss per share	$(0.42)	$(0.04)	$(0.22)	$(0.03)

Real Industry, Inc.
Unaudited Segment Information
	Three Months Ended June 30, 2015
(Dollars in millions, tons in thousands)	RANA	RAEU	Total
Buy/Sell metric tons invoiced	93.2	49.5	142.7
Toll metric tons invoiced	111.5	49.8	161.3
Total metric tons invoiced	204.7	99.3	304.0
Revenues	$231.0	$137.6	$368.6
Adjusted EBITDA	$15.9	$7.0	$22.9

	Six Months Ended June 30, 2015
(Dollars in millions, tons in thousands)	RANA	RAEU	Total
Buy/Sell metric tons invoiced	124.6	66.8	191.4
Toll metric tons invoiced	153.6	70.8	224.4
Total metric tons invoiced	278.2	137.6	415.8
Revenues	$316.5	$189.9	$506.4
Adjusted EBITDA	$20.9	$9.5	$30.4

Real Industry, Inc.	Page 5
August 17, 2015

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our management believes that certain non-GAAP performance measures, which we use in managing our businesses, may provide investors with additional meaningful comparisons between current results and results in prior periods. Adjusted EBITDA (defined below) is an example of a non-GAAP financial measure that we believe provides investors and other users of our financial information with useful information.

Management uses Adjusted EBITDA as a performance metric and believes this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Senior Secured Notes and parties to the Asset-Based Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, Adjusted EBITDA is a component of certain covenants under the Indenture governing the Senior Secured Notes.

Our Adjusted EBITDA calculations represent net earnings before interest, taxes, depreciation and amortization, unrealized gains and losses on derivative financial instruments, share-based compensation expense, charges and expenses related to acquisitions, and certain other gains and losses.

Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, Adjusted EBITDA is not a financial measurement calculated and presented in accordance with GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for operating profit (loss) or any other performance measure derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP. These limitations include:

•	does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, working capital needs;
•	does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under the Senior Secured Notes or Asset-Based Facility;
•	does not reflect certain tax payments that may represent a reduction in cash available to us;
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•

Other companies, including companies in our industry, may calculate these measures differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Real Industry, Inc.	Page 6
August 17, 2015

The table below provides a reconciliation of Adjusted EBITDA to its most directly comparable financial measure presented in accordance with GAAP. Our reconciliation of Adjusted EBITDA to operating profit (loss) for the three months and six months ended June 30, 2015 follows:

Real Industry, Inc.
Unaudited Reconciliation of Adjusted EBITDA to Operating Profit (Loss)
(In millions)	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Adjusted EBITDA	$22.9	$30.4
Unrealized losses on derivative financial instruments	1.4	1.3
Depreciation and amortization	10.2	13.9
Impact of recording inventory at fair value through purchase accounting	3.5	7.2
Operating loss of Corporate and Other	4.1	7.3
Other	0.9	1.1
Operating profit (loss)	$2.8	$(0.4)